UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: May 19, 2015
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Please see the disclosures under Item 5.02 below regarding a new employment agreement entered into with John B. McLaren and the related restricted stock award agreement awarding him restricted shares of common stock pursuant to the terms and conditions disclosed therein.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 19, 2015, Sun Communities, Inc. (the “Company,” “we” or “us”) and Sun Communities Operating Limited Partnership entered into an employment agreement with John B. McLaren, our President and Chief Operating Officer. The new employment agreement supersedes Mr. McLaren’s previous employment agreement entered into on March 7, 2011. The following description of the employment agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached to this Report as Exhibit 10.1.

Mr. McLaren’s employment agreement is for an initial term ending on May 1, 2020. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Mr. McLaren will be paid an annual base salary of $525,000 during the term of the agreement. In addition to his base salary and in accordance with the terms of his employment agreement and sole discretion of the Compensation Committee of our Board of Directors, Mr. McLaren is eligible for annual incentive compensation of up to 50% of his base salary if certain annual individual and/or Company performance criteria, as established by the Compensation Committee in its sole discretion, are met and up to an additional 50% of his base salary at the sole discretion of the Compensation Committee based on any other criteria. Incentive compensation paid or payable to Mr. McLaren under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the New York Stock Exchange. Mr. McLaren's incentive-based compensation, including equity-based incentive compensation, is also subject to our Clawback Policy, under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws.

If Mr. McLaren’s employment is terminated by us without “cause” or by him for "good reason" (as those terms are defined in the employment agreement), he is entitled to be paid any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, subject to the execution of a general release and continued compliance with his non-competition and confidentiality covenants, Mr. McLaren is entitled to a continuation of salary for up to 12 months after termination. If Mr. McLaren’s employment is terminated due to death or disability, he (or his successors and assigns) is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination and a continuation of salary for up to 24 months.

If there is a “change of control” (as defined in the employment agreement) of the Company and either: (i) we terminate Mr. McLaren’s employment without "cause" within 24 months after the date of the change of control, (ii) Mr. McLaren terminates his employment for "good reason" within 24 months after the date of the change of control, or (iii) the form of the change of control transaction is a sale by us of all or substantially all of our assets and we or our successor do not expressly assume the employment agreement, then we are obligated to pay Mr. McLaren an amount equal to 2.99 times his then current base salary, and to continue to provide him health and insurance benefits for up to one year. In addition, in the case of any such triggering event, all stock options or other stock based compensation awarded to Mr. McLaren will become fully vested and immediately exercisable.

The non-competition clauses of Mr. McLaren’s employment agreement preclude him from engaging, directly or indirectly, in the development, ownership, leasing, management, financing, or sales of manufactured housing communities, recreational vehicle communities or manufactured homes anywhere in the continental United States or Canada during the period he is employed by us and for a period of up to 24 months following the period he is employed by us; provided, however, that if we terminate Mr. McLaren’s employment without “cause” the period of non-competition shall be reduced to twelve months following the period he is employed by us. Notwithstanding, Mr. McLaren’s employment agreement does allow him to make passive investments in publicly-traded entities engaged in our business.

In connection with the execution of the employment agreement, and pursuant to a restricted stock award agreement, on May 19, 2015, we issued Mr. McLaren 25,000 restricted shares of our common stock, which will vest as follows:

Vesting Date	Shares Vested
May 19, 2018	8,750
May 19, 2019	8,750
May 19, 2020	5,000
May 19, 2021	1,250
May 19, 2022	1,250

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.
10.1	Employment Agreement dated May 19, 2015 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and John B. McLaren#

#	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: May 20, 2015	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated May 19, 2015 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and John B. McLaren#

#	Management contract or compensatory plan or arrangement.